                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                 by and among

                               VIDEO CITY, INC.,

                              VIDEO GALAXY, INC.

                                      and

                      JAMES G. HOWARD, GEORGE  M. PELOSO

                               and KURT PETERSON







                          Dated as of March 30, 1999

                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of March 30, 1999, is by and among VIDEO CITY, INC., a Delaware corporation ("VCI"), VIDEO GALAXY, INC., a Delaware corporation ("Video Galaxy"), and JAMES G. HOWARD, GEORGE M. PELOSO and KURT PETERSON, with reference to the following facts:

     A. James G. Howard, George M. Peloso, Kurt Peterson (collectively, the "Selling Shareholders") and certain other persons own all of the outstanding shares of capital stock of Video Galaxy; and

     B. VCI, Video Galaxy, each of the Selling Shareholders and the other stockholders of Video Galaxy believe that it is in their best interests to adopt and consummate a plan of reorganization that provides for the merger of a newly formed wholly-owned subsidiary of VCI, with and into Video Galaxy, with such newly formed subsidiary of VCI disappearing and Video Galaxy surviving, and the conversion of all outstanding shares of capital stock of Video Galaxy into the right to receive the Merger Consideration (as defined herein).

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1   Defined Terms.  As used herein, the terms below shall have the
           -------------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, and in the masculine or feminine gender, depending upon the reference.

          "Action" shall mean any action, order, writ, injunction, judgment or
           ------
decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation.

          "Affiliate" shall mean, with respect to any Person, a Person that
           ---------
directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" shall mean this Agreement of Merger and Plan of
           ---------
Reorganization, together with all schedules (including the Disclosure Schedule) and exhibits referenced herein.

          "Alternative Transaction" shall mean, with respect to any Person, any
           -----------------------
merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving such Person or any of its subsidiaries or any divisions, other than as contemplated by this Agreement.

          "Assets" shall mean those assets and properties owned by Video Galaxy,
           ------
or in which Video Galaxy has any right, title or interest of any kind and description as of the Effective Time, except as set forth in the Disclosure Schedule.

          "Books and Records" shall mean all books and records, stock transfer
           -----------------
books, minute books, copies of outstanding stock certificates, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
            ----
the rules and regulations thereunder.

          "Contracts" shall mean all executory agreements, contracts, leases,
           ---------
commitments, evidences of indebtedness, letters of credit, franchise agreements, purchase agreements and purchase orders, whether oral or written.

          "Disclosure Schedule" shall mean, collectively, the schedules attached
           -------------------
hereto and delivered by the parties as of the date hereof which set forth the exceptions to the representations and warranties contained in Article III hereof (as to Video Galaxy and the Selling Shareholders) and Article IV hereof (as to
VCI) and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. Any information disclosed on a particular schedule on the Disclosure Schedule or subparts thereof shall be deemed disclosed on any and all schedules.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, except liens for current taxes, assessments, governmental charges or levies on property not yet due and payable.

          "ERISA" shall mean the Employee Retirement Income Security Act of
            -----
1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any entity that is a member of a group of
           ---------------
which Video Galaxy is a member and which is under common control with Video Galaxy, within the meaning of the regulations promulgated under Section 414 of the Code.

          "ERISA Plans" shall mean, collectively, all Pension Plans and all
           -----------
Welfare Plans required to be disclosed on Schedule 3.22.

          "Marks" shall mean all registered and unregistered trademarks, service
           -----
marks,
trade names, and slogans, all applications therefor, and all goodwill associated therewith.

          "Material" shall mean, unless otherwise specifically defined herein,
           --------
any amounts of $100,000 or more as to Video Galaxy or VCI, except that where the context requires, "material" shall mean an effect resulting in loss, liability, payment, damage or expense of $100,000 or more in the case of Video Galaxy or VCI.

          "Material Adverse Change" shall mean a material adverse change in the
           -----------------------
business, assets, financial condition or results of operations of Video Galaxy or VCI which involves a loss or exposure of more than $100,000.

          "Pension Plan" shall mean any employee pension benefit plan within
            ------------
the meaning of Section 3(2) of ERISA.

          "Permits" shall mean all licenses, permits, orders, consents,
           -------
approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with governmental or regulatory bodies, or any other Person.

          "Person" shall mean an individual, a partnership, a limited liability
           ------
company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

          "Representative" shall mean any officer, director, principal,
           --------------
attorney, accountant, agent, employee or other representative.

          "Securities Act" shall mean the Securities Act of 1933, as amended.
            --------------

          "Tax" or "Taxes" shall mean any federal, state, local, foreign or
           ---      -----
other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, import duty, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "VCI Common Stock" shall mean shares of common stock, $0.01 par value
            ----------------
per share, of VCI.

          "VCI Documents" shall mean this Agreement and any other documents,
           -------------
instruments or certificates to be delivered by VCI in connection with this Agreement.

          "Video Galaxy Capital Stock" shall mean shares of capital stock of
           --------------------------
Video Galaxy, which shall consist of shares of voting common stock, no par value, and shares of non-voting common stock, no par value, of Video Galaxy.

          "Video Galaxy Disclosure Schedules" shall mean all Disclosure
           ---------------------------------
Schedules
delivered by Video Galaxy and the Selling Shareholders pursuant to this Agreement.

          "Video Galaxy Documents" shall mean this Agreement, the Certificate of
           ----------------------
Merger and any other documents, instruments or certificates to be delivered by Video Galaxy or the Selling Shareholders in connection with this Agreement.

          "Video Galaxy Intangible Property" shall mean all intangible property
           --------------------------------
owned by Video Galaxy or in which Video Galaxy has any interest (including the right to use) or owned by any Selling Shareholder and used in Video Galaxy's business (other than intangible property owned by third parties and available generally for commercial license from others), including without limitation, (i) Video Galaxy's name and all Marks; (ii) all statutory, common law and registered copyrights and mask work rights, and all applications for the registration thereof; (iii) all patents and applications therefor; (iv) all software; (v) all other inventories, discoveries, improvements, processes, formulae (secret or otherwise), trade secrets, information, know-how and ideas (including those in the possession of third parties, but that are the property of Video Galaxy); and
(vi) all technical documentation relating thereto.

          "Welfare Plan" shall mean any employee welfare benefit plan within
            ------------
the meaning of Section 3(1) of ERISA.

     1.2  Other Defined Terms.  The following terms shall have the meanings
          -------------------
defined for such terms in the Sections set forth below:

                              Term                            Section
                              ----                            -------
          Basket Amount                                       11.4
          Certificate of Merger                               2.3
          Claim                                               11.5
          Closing                                             2.6
          Closing Date                                        2.6
          Delaware Law                                        2.3
          Effective Time                                      2.3
          Losses                                              11.2
          Merger                                              2.2(a)
          Merger Consideration                                2.2(b)
          Noncompetition Agreement                            6.4
          Surviving Corporation                               2.2(a)
          Termination Date                                    6.1
          VCI Indemnified Parties                             11.2
          Video Galaxy Balance Sheet                          3.8(b)
          Video Galaxy Consents                               3.7
          Video Galaxy Financial Statements                   3.8(a)
          Video Galaxy Indemnified Parties                    11.3
          Video Galaxy Permits                                3.14
          Video Sub                                           2.2(a)

                                  ARTICLE II
                            PLAN OF REORGANIZATION
                            ----------------------

     2.1  Adoption of Plan.  VCI, Video Galaxy and each of the Selling
          ----------------
Shareholders believe that it is in their best interests to adopt and consummate the Merger.

     2.2  The Merger.
          ----------

          (a) As soon as practicable following the execution of this Agreement, VCI shall form a wholly-owned subsidiary called "Video Galaxy Acquisition Corp." ("Video Sub") under the laws of the State of Delaware. VCI shall cause Video Sub to be merged with and into Video Galaxy (the "Merger") with Video Galaxy as the surviving corporation in the Merger (the "Surviving Corporation"), and as of the Effective Time as a result thereof, the Surviving Corporation shall become a wholly-owned subsidiary of VCI. From and after the Effective Time, the name of the Surviving Corporation shall be "Video Galaxy, Inc." until changed or amended in accordance with applicable law.

          (b) Pursuant to the Merger, all of the shares of capital stock of Video Galaxy issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become the right to receive 360,667 shares of VCI Common Stock (the "Merger Consideration") reduced by the number of shares of VCI Common Stock (valued at $3.00 per share) equal to (x) the total amount of indebtedness and liabilities of Video Galaxy in excess of $4,833,000 (which $4,833,000 includes the indebtedness of $1,757,000 to be paid by VCI on or before the Effective Time pursuant to Section 2.2(c) hereof and the indebtedness of $2,000,000 of Video Galaxy owed to Mortco, Inc. to be converted into 2,000 shares of VCI Series D Convertible Redeemable Preferred Stock, with a stated value of $1,000 per share, on or before the Effective Time pursuant to Section 2.2(d) hereof) immediately prior to the Effective Time; and (y) the total amount of dollar reduction, if any, called for by Section 2.8 below.

          (c) As part of the transactions contemplated by this Agreement, VCI
(i) shall pay to Mortco, Inc. on or before the Effective Time certain indebtedness of Video Galaxy to Mortco, Inc. in an amount of $1,117,000; and
(ii) shall pay to Savings Bank of Manchester on or before the Effective Time certain indebtedness of Video Galaxy to Savings Bank of Manchester in an amount of $640,000.

          (d) As part of the transactions contemplated by this Agreement and as a condition to the obligation of VCI to consummate the transactions contemplated by this Agreement, VCI and Video Galaxy acknowledge that of the $3,117,000 owed by Video Galaxy to Mortco, Inc. as of March 31, 1999 pursuant to a Promissory Note, dated February 11, 1997 in the principal amount of $2,600,000, Mortco, Inc. shall convert $2,000,000 of such indebtedness into 2,000 shares of VCI Series D Convertible Redeemable Preferred Stock, with a stated value of $1,000 per share, and certain warrants to purchase VCI Common Stock on or before the Effective Time pursuant to the Debt Conversion Agreement, dated as of March 30, 1999.

          (e) Of the amount of the Merger Consideration to be delivered pursuant to Section 2.2(b), 344,000 shares of VCI Common Stock shall be delivered at the Effective Time. The remainder of the Merger Consideration shall be delivered to the Selling Shareholders not later than 90 days after the Effective Time, reflecting the adjustments described in Sections 2.2(b) and 2.8; and if the total amount of the reduction (if any) pursuant to Sections 2.2(b) and 2.8 exceeds $50,000, so that no remaining amount of the Merger Consideration is required to be delivered by VCI, then the Selling Shareholders (on behalf of themselves and the other selling shareholders of Video Galaxy) shall return to VCI, no later than 90 days after the Effective Time, cash equal to the amount of which the total amount of all reductions (if any) pursuant to Sections 2.2(b) and 2.8 exceeds $75,000, and the Selling Shareholders agree to share equally in the liability for said repayment. Video Galaxy and the Selling Shareholders acknowledge the receipt by the Selling Shareholders of a cash deposit in the amount of $5,000 delivered by VCI to Moncure & Barnicle, P.A. in September 1998 in connection with the transactions contemplated by this Agreement. VCI and the Selling Shareholders agree that such $5,000 cash deposit shall be credited towards the payment of indebtedness of Video Galaxy to Savings Bank of Manchester at the Closing pursuant to Section 2.2(c).

          (f) Video Galaxy and the Selling Shareholders (on behalf of themselves and the other selling shareholders of Video Galaxy) shall cause all stock certificates representing issued and outstanding shares of Video Galaxy Capital Stock to be delivered, free and clear of all Encumbrances, to VCI at or prior to the Effective Time. Each certificate which immediately prior to the Effective Time represents outstanding shares of Video Galaxy Capital Stock shall at and after the Effective Time be deemed to represent only the number of shares of VCI Common Stock into which such shares of Video Galaxy Capital Stock shall have the right to be converted pursuant to Section 2.2(b) above. Certificates representing the shares of VCI Common Stock shall be delivered to the Selling Shareholders (on behalf of themselves and the other selling shareholders of Video Galaxy) upon surrender to VCI of valid stock certificates representing their shares of Video Galaxy Capital Stock. At the Closing, certificates representing the Shares of VCI Common Stock will bear a legend substantially as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          (g) At the Effective Time, each share of common stock of Video Sub that is issued and outstanding will be converted into one newly issued share of Video Galaxy common stock. From and after the Effective Time, VCI, as the sole shareholder of the Surviving Corporation, shall be entitled to receive one or more certificates representing the Video Galaxy common stock into which such shares have been converted.

     2.3   Effective Time.  The Merger shall become effective (such time and
           --------------
date are referred to herein as the "Effective Time") on the business day (which day shall be on or before April 15, 1999) on which (a) all conditions to the Closing of the transactions contemplated by this Agreement shall have occurred, and (b) the Certificate of Merger (the "Certificate of Merger") and any other documents necessary to effect the Merger shall be filed in accordance with the Delaware General Corporation Law (the "Delaware Law").

     2.4   Certificate of Incorporation and Bylaws.  From and after the
           ---------------------------------------
Effective Time, the Certificate of Incorporation of Video Galaxy set forth in Exhibit A attached hereto shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Video Galaxy set forth in Exhibit B attached hereto shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or under the Delaware Law.

     2.5   Directors and Officers.  From and after the Effective Time, Robert Y.
           ----------------------
Lee, Timothy J. Denari and Young J. Kim shall be the directors and officers of the Surviving Corporation, in each case until their successors shall have been elected and shall qualify or until otherwise provided by law or the Certificate of Incorporation or Bylaws of the Surviving Corporation. Each of the Selling Shareholders shall resign as a director and/or officer of Video Galaxy effective as of the Effective Time.

     2.6   The Closing.  The closing of the transactions contemplated by this
           -----------
Agreement (the "Closing") shall be held on the date of the Effective Time at such place and time as the parties may agree (the "Closing Date").

     2.7   Closing Adjustments.  Except as otherwise provided in this Agreement,
           -------------------
all rent payments, insurance premiums, utility payments and annual personal property tax prepayments (but not utility deposits or lease deposits) made by Video Galaxy and covering time periods in which the Closing occurs shall be prorated as of the Closing Date; and VCI shall cause Video Galaxy to pay to the Selling Shareholders, no later than 90 days after the Closing Date, the amount, if any, by which such payments made prior to the Closing Date which are applicable to periods on and after the Closing Date exceed such payments that are made on or after the Closing Date and are allocable to periods prior to the Closing Date; or, conversely, the Selling Shareholders shall pay to Video Galaxy, no later than 90 days after the Closing Date, the amount, if any, by which such payments made on or after the Closing Date for expenses allocable to periods prior to the Closing Date exceed the amounts paid by Video Galaxy prior to the Closing Date for expenses allocable to periods on or after the Closing Date. VCI and Video Galaxy acknowledge and agree that (i) any amounts of cash remaining at Video Galaxy's video stores, at Video Galaxy's corporate office or at any of Video Galaxy's depository banks on the Closing Date, and (ii) all amounts of accounts receivable by Video Galaxy as of the Closing Date pursuant to depository accounts established with credit card companies, pursuant to arrangements with Video Galaxy's franchisee stores and pursuant to advertising co-op credits shall be deemed to be the assets of the Selling Shareholders and shall be credited to the Selling Shareholders no later than 90 days after the Closing Date. All other assets of Video Galaxy including any and all utility deposits or lease deposits shall be deemed to be the assets of VCI.

     2.8   Inventory.  An itemized physical inventory of Video Galaxy's
           ---------
videocassettes as of the Closing Date shall be taken by VCI or its representatives. In the event such inventory as of the Closing Date shows that the number of videocassettes on hand is less than 99,500 units, the number of shares of VCI Common Stock (valued at $3.00 per share) payable pursuant to
Section 2.2(b) of this Agreement as part of the Merger Consideration shall be reduced by $10.00 multiplied by the number of videocassettes less than 99,500 units. There shall be no increase in the amount of cash payable pursuant to
Section 2.2(b) of this Agreement as part of the Merger Consideration if the number of videocassettes on hand as of the Closing Date is greater than 99,500. VCI and Video Galaxy agree that VCI shall be responsible for payment of the invoice cost of all videocassettes purchased by and delivered to Video Galaxy in the ordinary course of business during the period commencing on the Monday of the week of the Closing Date and ending on the Closing Date. The videocassettes so purchased during the period commencing on the Monday of the week of the Closing Date and ending on the Closing Date shall not be included for purposes of determining the inventory of Video Galaxy's videocassettes as of the Closing Date pursuant to this Section 2.8 and Section 9.8 of this Agreement.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF VIDEO GALAXY
                ----------------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     Subject to the exceptions set forth in the Video Galaxy Disclosure Schedules, Video Galaxy and each of the Selling Shareholders, and solely with respect to Sections 3.27 and 3.28 each Selling Shareholder, hereby represent and warrant to VCI that:

     3.1   Corporate Existence and Power.  Video Galaxy is a corporation duly
           -----------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business and operations as now conducted. Schedule 3.1 sets forth those jurisdictions in which Video Galaxy is required to be qualified to do business as a foreign corporation because of the character of the property owned or leased by Video Galaxy or the nature of its activities; Video Galaxy is duly qualified to do business in each of these jurisdictions.

     3.2   Corporate Authorization.  The execution, delivery and performance by
           -----------------------
Video Galaxy of this Agreement and all of the other Video Galaxy Documents and the consummation by Video Galaxy of the transactions contemplated hereby and thereby are within the corporate powers of Video Galaxy and have been duly authorized by all necessary corporate action on the part of Video Galaxy. This Agreement is, and as of the Closing the other Video Galaxy Documents shall be, the legal, valid and binding obligations of Video Galaxy and the Selling Shareholders, enforceable against Video Galaxy and the Selling Shareholders in accordance with their respective terms.

     3.3   Governmental Authorization.  The execution, delivery and performance
           --------------------------
by Video Galaxy and the Selling Shareholders of this Agreement and the other Video Galaxy Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Merger and this Agreement with the Secretary of State of the State of Delaware as contemplated by Section 2.3 and the filing of such other notifications of merger as may be required by any appropriate state authorities.

     3.4   Non-Contravention.  Except as set forth in Schedule 3.4, the
           -----------------
execution, delivery and performance by Video Galaxy of this Agreement and the other Video Galaxy Documents does not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Video Galaxy, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to Video Galaxy or any part of its business, (iii) assuming the obtaining of all Video Galaxy Consents (as hereinafter defined), constitute a default under or breach of, or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of Video Galaxy, or to a loss of any benefit relating to its business or operations to which Video Galaxy is entitled under any provision of any Contract to which Video Galaxy is a party or by which any of its assets is or may be bound or (iv) result in the creation or imposition of any Encumbrance on any of Video Galaxy's assets.

     3.5   Video Galaxy Capitalization.  The authorized capital stock of Video
           ---------------------------
Galaxy consists solely of 51,000 shares of voting common stock, no par value, and 49,000 shares of non-voting common stock, no par value, of which 6,431 shares of common stock and 2,629 shares of non-voting common stock are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Schedule 3.5 lists each of the shareholders of Video Galaxy and the number of shares of Video Galaxy Capital Stock owned by each of them as of the date of this Agreement. The shareholders listed on Schedule 3.5 own, and are the record holders of, all of the outstanding shares of capital stock of Video Galaxy. All outstanding shares of Video Galaxy Capital Stock have been issued in compliance with all federal and state securities laws and are not subject to any rights or obligations that require the registration of such shares. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, subscription rights, rights of first refusal or other rights in or with respect to any shares of Video Galaxy Capital Stock or any securities convertible into such stock, and Video Galaxy is not obligated to issue any additional shares of Video Galaxy Capital Stock or any options, warrants, subscription rights, rights of first refusal or other rights to acquire Video Galaxy Capital Stock or any other securities convertible into Video Galaxy Capital Stock.

     3.6   Subsidiaries.  Video Galaxy does not own, directly or indirectly,
           ------------
securities or other ownership interests in any other entity, nor is Video Galaxy a party to any agreement relating to the formation of any other entity or joint venture.

     3.7   Consents.  Schedule 3.7 sets forth each Contract of Video Galaxy and
           --------
each of the Video Galaxy Permits (as hereinafter defined) that requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the other Video Galaxy Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a "Video Galaxy Consent").

     3.8   Financial Statements.
           --------------------

           (a) Video Galaxy has delivered to VCI financial statements of Video Galaxy consisting of balance sheets as of September 30, 1997 and 1998, and statements of operations for the years ended September 30, 1997 and 1998 (collectively, the "Video Galaxy Financial Statements"). The Video Galaxy Financial Statements fairly present, in conformity with general accepted accounting principles applied on a consistent basis, the financial position of Video Galaxy as of the dates thereof and the results of operations of Video Galaxy for the periods then ended.

           (b) Except for (i) those liabilities specifically reflected or reserved against on the Video Galaxy balance sheet as of September 30, 1998 (the "Video Galaxy Balance Sheet"), (ii) those current liabilities for trade or business obligations incurred since September 30, 1998 in connection with the purchase of goods or services in the ordinary course of Video Galaxy's business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract which was previously disclosed and delivered to VCI (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those matters otherwise disclosed on Schedule 3.8 (none of which liabilities, except as stated in a Schedule hereto, is for breach of contract, breach of warranty, tort or infringement), Video Galaxy does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement), which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business or operations of Video Galaxy. To the best knowledge of Video Galaxy, there are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Video Galaxy except in the ordinary course of business or as otherwise set forth in this Section 3.8 or in a Schedule to this Agreement.

     3.9   Absence of Certain Changes.  Except as set forth on Schedule 3.9,
           --------------------------
since August 31, 1998, Video Galaxy has conducted its business in the ordinary course consistent with past practices, and there has not been:

           (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

           (b) any dividend or other distribution declared or paid with respect to any of the Video Galaxy Capital Stock;

           (c) any loan or forgiveness of indebtedness to any holder of Video Galaxy Capital Stock or any Affiliate thereof;

           (d) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.17 hereto;

           (e) any incurrence of indebtedness for borrowed money other than in the ordinary course consistent with past practices;

           (f) any creation or other incurrence of any Encumbrance on any of Video Galaxy's assets;

           (g) any transaction, Contract entered into, or commitment made, by Video Galaxy relating to its business, operations or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by Video Galaxy of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement (other than payments of compensation); or

           (h) any transfer of any assets of Video Galaxy to any Person who is a stockholder or other Affiliate of Video Galaxy other than the regular payment of salary and benefits to the Selling Shareholders in amounts and manner consistent with past practices.

     3.10  Title to Assets.  Video Galaxy has good and marketable title to the
           ---------------
Assets owned or stated to be owned by Video Galaxy, free and clear of all Encumbrances except: (i) as set forth in the Video Galaxy Balance Sheet, (ii) Encumbrances for current taxes not yet due, (iii) Encumbrances incurred in the ordinary course of business, (iv) Encumbrances that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Video Galaxy, or (v) as set forth on Schedule 3.10. All Assets used by Video Galaxy or held by Video Galaxy, other than any leased assets listed on Schedule 3.10, are owned by Video Galaxy, free and clear of any Encumbrances except as set forth on Schedule 3.10.

     3.11  Real Property.  Schedule 3.11 sets forth a true and complete list of
           -------------
all leaseholds owned by Video Galaxy. Video Galaxy has valid leasehold interest in such leaseholds, free and clear of all Encumbrances, except: (i) for rights of lessors and such matters that are reflected in the relevant lease, (ii) current Taxes not yet due and payable, (iii) Encumbrances of public record, (iv) Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property, and (v) as set forth on Schedule 3.11.

     3.12  Litigation.  Other than as set forth on Schedule 3.12, there is no
           ----------
action, suit, investigation, hearing or proceeding pending against or, to the best knowledge of Video Galaxy, threatened against or affecting, Video Galaxy, any of its officers, directors, or stockholders, its business or any assets or any Contract before any court or arbitrator or any governmental body or agency official, which involves an amount in controversy of greater than $20,000, or in any manner challenges or seeks to prevent, enjoin, alter or delay Video Galaxy's business or operations or the transactions contemplated by this Agreement.
There are no outstanding judgments against Video Galaxy.

     3.13  Contracts.  Each Contract of Video Galaxy is a valid and binding
           ---------
agreement of Video Galaxy, and is in full force and effect, and Video Galaxy is not in default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Video Galaxy has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. Schedule 3.13 is a true and correct list of all Contracts involving an outstanding monetary obligation greater than $50,000 or with a remaining term greater than one year. Schedule 3.13 sets forth all franchise and licensee agreements in which Video Galaxy is a party which sets forth all obligations of Video Galaxy thereunder; Video Galaxy is not in default and has complied in all material respects with the terms and conditions of such franchise or licensee agreements.

     3.14  Licenses and Permits.  Schedule 3.14 correctly lists each material
           --------------------
license, franchise, permit or other similar authorization affecting, or relating in any way to Video Galaxy's business, together with the name of the governmental agency or entity issuing such license or permit (the "Video Galaxy Permits"). The Video Galaxy Permits are valid and in full force and effect and, assuming the related Video Galaxy Consents have been obtained prior to the Closing, to the best knowledge of Video Galaxy and each of the Selling Shareholders, will not be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

     3.15  Compliance with Laws.  Video Galaxy is not in material violation of,
           --------------------
has not violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, materially applicable to Video Galaxy's assets or the conduct of its business.

     3.16  Intangible Property.
           -------------------

           (a) Schedule 3.16 sets forth all material Video Galaxy Intangible Property and identifies each material contract to which Video Galaxy is a party relating to any item of Video Galaxy Intangible Property. The Video Galaxy Intangible Property is adequate to conduct the business of Video Galaxy as it is presently conducted. No Contract requires Video

Galaxy to (or will require VCI to) pay, or entitles it to receive any material royalty, license fee, or other compensation with respect to the Video Galaxy Intangible Property. Except as set forth on Schedule 3.16, no Video Galaxy Intangible Property development was funded by a third Person (other than any stockholder of Video Galaxy) or was conducted by or as a joint venture, in partnership, or otherwise in collaboration, with any other Person (except an employee solely in his or her capacity as such). The transactions contemplated hereby will not adversely affect in any manner any item or part of the Video Galaxy Intangible Property or the nature or usefulness thereof in the hands of VCI.

           (b) All Video Galaxy Intangible Property and all federal, state and foreign registrations with respect thereto, and all applications therefor are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions.

           (c) No Selling Shareholder has violated any agreement with any former employer which pertains to any of the Video Galaxy Intangible Property.

     3.17  Employees.
           ---------

           (a) Schedule 3.17 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of Video Galaxy, indicating part-time and full-time employment, and all changes in salaries and wage rates per employee since July 31, 1998.

           (b) Except as set forth on Schedule 3.17, Video Galaxy is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of Video Galaxy, non-competition agreement restricting the activities of Video Galaxy, or any similar agreement.

     3.18  Prepaids.  Except as set forth on Schedule 3.18, Video Galaxy has
           --------
not received any material payments with respect to any services to be rendered or goods to be provided by Video Galaxy after the Closing.

     3.19  Taxes.
           -----

          (a) Video Galaxy has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it and has paid in full all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than Taxes which are being contested in good faith and for which adequate reserves have been established. Adequate provision has been made in the Books and Records of Video Galaxy and, to the extent required by generally accepted accounting principles, reflected in the Video Galaxy Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all Taxes for the periods covered by the Video Galaxy Financial Statements and for all prior periods. Schedule 3.19 sets forth the date or dates through which the Internal Revenue Service has examined the federal income taxes of Video Galaxy and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Video Galaxy. Schedule 3.19 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Video Galaxy and lists each tax case of Video Galaxy currently pending in audit, at the administrative appeals level or in litigation. Schedule 3.19 further lists the date and issuing authority of each statutory notice of deficiency, notice or proposal assessment and revenue agent's report issued to Video Galaxy within the last twelve months. Except as set forth on Schedule 3.19, to Video Galaxy's best knowledge, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Video Galaxy. Neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Schedule 3.19.

          (b) Video Galaxy has not made any requests for rulings, and Video Galaxy has not received any subpoenas or requests for information, or notices of proposed reassessment of any property owned or leased by Video Galaxy. There are no liens for Taxes upon any property or assets of Video Galaxy (other than for real property taxes, not yet due, on premises leased by Video Galaxy for which Video Galaxy will be liable under the terms of the applicable leases).

          (c) Video Galaxy has delivered to VCI true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by Video Galaxy relating to its operations for the taxable year ended September 30, 1997 and for the prior interim period since the inception of VCI, if any.

          (d) Video Galaxy has not filed a consent pursuant to Section 341(f) of the Code, and has not filed, and would not be deemed to have filed, any election under Section 338 of the Code.

          (e) Video Galaxy has never been, nor is Video Galaxy currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other Person.

           (f) Video Galaxy has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Time, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

     3.20  Environmental Compliance.  Video Galaxy has not received any notice
           ------------------------
that it or any of its properties have not been or are not now in complete compliance with all applicable environmental law.

     3.21  Labor and Employment Matters.
           ----------------------------

           (a) Except as set forth on Schedule 3.21, as of the date hereof;

               (1) The employment of each employee of Video Galaxy may be terminated immediately by Video Galaxy, except as otherwise provided by statute or decisional authority;

               (2) To Video Galaxy's best knowledge, no key executive employee of Video Galaxy and no group of employees of Video Galaxy has plans to terminate his or her employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein;

               (3) Video Galaxy has not had any material labor relations problems; and

               (4) Video Galaxy has complied in all material respects with all collective bargaining agreements and all applicable laws and orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such governmental authorities, all amounts required to be withheld from such employees of Video Galaxy and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of Video Galaxy has notified Video Galaxy that he or she has or will have at the Effective Time, any claim against Video Galaxy for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time; (iv) any violation of any statute, ordinance or relation relating to minimum wages or maximum hours or work-place conditions; or (v) injuries or other damages which are not fully covered by Video Galaxy's insurance policies; except, in the case of clauses (i) and (ii), for amounts accrued in the current pay period that are not yet due and payable, and in the case of clause (iii), for vacation accrued in accordance with Video Galaxy's policies and set forth in Schedule 3.21, which its employees have not yet taken.

          (b) Except as set forth on Schedule 3.21, as of the date hereof, Video Galaxy has not received any notice of any:

              (1) unfair labor practice complaint against Video Galaxy pending before the National Labor Relations Board or any state or local agency;

              (2) pending labor strike or other material labor trouble affecting Video Galaxy;

              (3) material labor grievance pending against Video Galaxy;

              (4) pending representation question respecting the employees of Video Galaxy; or

              (5) pending arbitration proceedings arising out of or under any collective bargaining agreement to which Video Galaxy is a party.

          (c) In addition: (i) none of the matters specified in clauses (b) (1) through (5) is threatened against Video Galaxy; (ii) no union organizing activities have taken place with respect to Video Galaxy; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which Video Galaxy is a party.

     3.22 Pension and Benefit Plans.
          -------------------------

          (a) All accrued obligations of Video Galaxy applicable to its employees, whether arising by operation of law, by contract, by past custom or otherwise, for payments by Video Galaxy to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on, as applicable, the Books and Records of Video Galaxy and the Video Galaxy Financial Statements.

          (b) Except as disclosed on Schedule 3.22, as of the date hereof:

              (1) Neither Video Galaxy nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

              (2) Each ERISA Plan conforms in all material respects to all applicable laws and orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

          (3) Video Galaxy and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing under all such plans;

          (4) No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ERISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

          (5) There are no material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

          (6) Video Galaxy has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party in respect of any ERISA Plan;

          (7) Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

          (8) The assets of each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

          (9) The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of
Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

          (10) There has been no "reportable event," within the meaning of
Section 4043(b) of ERISA, with respect to any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

          (11) The transaction contemplated by this Agreement will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which (i) the ERISA Section 4043 reportable event notice requirement has been waived or (ii) the Pension Benefit Guaranty Corporation will not apply a penalty for failure to satisfy the reportable event notice requirement;

          (12) Neither Video Galaxy nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained, or formerly maintained, by an ERISA Affiliate);

          (13) Neither Video Galaxy nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

          (14) Neither Video Galaxy nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since April 1, 1979, neither Video Galaxy nor any of its ERISA Affiliates has complied with Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal";

          (15) The transaction contemplated by this Agreement will not result in a Video Galaxy liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of Video Galaxy;

          (16) Neither Video Galaxy nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions and/or premiums due under any Welfare Plan constituting one of the ERISA Plans;

          (17) Neither Video Galaxy nor its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed; and

          (18) Video Galaxy does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, other than as may be required under Section 4980B of the Code and regulations thereunder ("COBRA"). Video Galaxy is in compliance with the COBRA notice and continuation coverage requirements with respect to Plans maintained by Video Galaxy.

      (c) True, correct and complete copies of the following documents, with respect to each of the ERISA Plans, have been delivered to VCI:

              (1) Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to an ERISA Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

              (2) The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA, and summaries of material modification thereto.

              (3) All instruments under which the assets of any ERISA Plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

              (4) The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

              (5) The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

              (6) The most recent actuarial valuation report for each ERISA Plan (as applicable).

              (7) With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request.

          (d) All Pension Plans shall be terminated by Video Galaxy prior to the Effective Time.

     3.23 Insurance.  Schedule 3.23 sets forth a true and correct list of all
          ---------
policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of Video Galaxy specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $50,000. Such policies and binders are in full force and effect. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

     3.24 Books and Records.  Video Galaxy will furnish or make available to
          -----------------
VCI for its examination the following, each of which is, and will be maintained so as to remain until the Closing, accurate and complete in all material respects:

           (a) copies of the Certificate of Incorporation and Bylaws of Video Galaxy, as in effect on the date of this Agreement;

           (b) the minute books of Video Galaxy containing all proceedings, consents, actions and meetings of its stockholders and Boards of Directors;

           (c) copies of all Video Galaxy Permits, orders and consents with respect to Video Galaxy's securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

           (d) the stock transfer books of Video Galaxy setting forth all transfers of its securities;

           (e) copies of all agreements and documents referred to in any Video Galaxy Disclosure Schedule;

           (f) all other Books and Records of Video Galaxy; and

           (g) an accurate list of all of the incumbent officers and directors of Video Galaxy.

     3.25  Inventory.  The inventory of Video Galaxy reflected on the Video
           ---------
Galaxy Balance Sheet, as well as other inventory items acquired since the date of the Video Galaxy Balance Sheet that are now the property of Video Galaxy, are of such quality and held in such quantities as are being used and will be usable and salable or rentable in the ordinary course of the business of Video Galaxy. The inventory excludes slow-moving items and obsolete items, and are recorded at cost and amortized over their estimated life with no provision for salvage value. Since the date of the Video Galaxy Balance Sheet, Video Galaxy has continued to replenish its inventories in a normal and customary manner consistent with practice prevailing in the retail video sales and rental industry.

     3.26  Accuracy and Provision of Information.  None of the documents or
           -------------------------------------
other information made available to VCI or its Affiliates, attorneys, accountants, agents or representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact. Video Galaxy has provided VCI all requested information regarding its business and operations.

     3.27  Stockholder Approval.  On or before the Effective Time, the
           --------------------
stockholders holding all of the outstanding shares of capital stock of Video Galaxy will have approved this Agreement and the transactions contemplated hereby.

     3.28  Investor Representations.  Each Selling Shareholder who will receive
           ------------------------
shares of VCI Common Stock in connection with the transactions contemplated by this Agreement represents that (i) he or she is an accredited investor as defined in Regulation D under the

Securities Act, or (ii) by reason of his or her business and financial experience, and the business and financial experience of those persons unaffiliated with VCI retained by him or her, if any, to advise him or her with respect to an investment in the shares of VCI Common Stock, such Selling Shareholder together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that he or she is acquiring the shares of VCI Common Stock for his or her own account or for one or more separate accounts maintained by him or her, if any, for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder. Each Selling Shareholder who receives shares of VCI Common Stock in connection with the transactions contemplated by this Agreement understands and agrees that the shares of VCI Common Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the applicable provisions of the Securities Act or if an exemption from registration is available.

     3.29  No Brokers.  Neither Video Galaxy nor the Selling Shareholders nor
           ----------
any of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent, person or firm or incurred any liability for any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby which would result in any liability of Video Galaxy or VCI.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF VCI
                     -------------------------------------

     Except as set forth in a Disclosure Schedule delivered by VCI hereunder, and except for the transactions contemplated by this Agreement, VCI hereby represents and warrants to Video Galaxy and the Selling Shareholders as follows:

     4.1   Organization of VCI.  VCI is a corporation duly organized, validly
           -------------------
existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not result in a Material Adverse Change to VCI or its business.

     4.2   VCI Capital Stock.  The authorized capital stock of VCI consists of
           -----------------
30,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, of which 13,572,436 shares of VCI Common Stock, 7,000 shares of Series AA Convertible Redeemable Preferred Stock, 76,000 shares of Series B Convertible Redeemable Preferred Stock and 112 shares of Series C Convertible Redeemable Preferred Stock were issued and outstanding as of the date of this Agreement. No shares of any other class or series of capital stock are issued or outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of VCI have been duly and validly authorized and issued and are fully paid and nonassessable.

     4.3   Authorization Relative to this Agreement.  The execution, delivery
           ----------------------------------------
and performance by VCI of this Agreement and all of the other VCI Documents and the consummation by VCI of the transactions contemplated hereby and thereby are within the corporate powers of VCI and will be duly authorized by all necessary corporate action on the part of VCI. This Agreement is, and as of the Closing the other VCI Documents shall be, the legal, valid and binding obligations of VCI, enforceable against VCI in accordance with their respective terms.

     4.4   No Conflict or Violation.  Except such approvals, consents or
           ------------------------
authorizations as may be required from BankBoston Retail Finance Inc., Rentrak Corporation, Mortco, Inc. and Ingram Entertainment Inc., neither the execution and delivery of this Agreement or the Certificate of Merger nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation, Bylaws or other organizational document of VCI, (b) a breach of, or a default under, any material term or provision of any material Contract, indebtedness, Encumbrance, Permit or concession to which VCI is a party or is subject or by which any assets of VCI are bound, including, without limitation, any such breach or default which would interfere in any way with its ability to consummate the transactions contemplated by this Agreement or the Certificate of Merger, (c) a material violation by VCI of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, including any violation which would interfere with its ability to consummate the transactions contemplated by this Agreement or the Certificate of Merger, (d) the imposition of any material Encumbrance, restriction or charge on the business or assets of VCI, or (e) give rise to any right of termination, cancellation or acceleration under any material Contract or other agreement to which VCI is a party or by or to which they or any of their material assets or properties may be bound or subject.

     4.5   Litigation.  There is no action, suit, investigation, hearing or
           ----------
proceeding pending against or, to the best knowledge of VCI, threatened against or affecting, VCI, any of its officers, directors, or stockholders, its business or any assets or any Contract before any court or arbitrator or any governmental body or agency official, which will have material adverse effect on the business or operations of VCI, or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no outstanding unsatisfied judgments against VCI involving amounts in excess of $20,000.

     4.6   Validity of Shares to be Issued to Selling Shareholders.  The shares
           -------------------------------------------------------
of VCI Common Stock to be issued to the selling shareholders of Video Galaxy hereunder will, when issued and paid for in accordance with this Agreement, be duly and validly issued, nonassessable shares free and clear of any and all Encumbrances (other than Encumbrances which may exist prior to the Closing on the Video Galaxy Capital Stock), and will be issued in compliance with all applicable federal and state securities laws.

     4.7   Governmental Authorization.  The execution, delivery and performance
           --------------------------
by VCI of this Agreement and the other VCI Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Merger and this Agreement with the Secretary of State of the State of Delaware and the filing of such other notifications of merger as may be required by any appropriate state authorities.

     4.8   No Brokers.  Neither VCI nor any of its Representatives or Affiliates
           ----------
has employed or made any agreement with any broker, finder or similar agent, person or firm or incurred any liability for any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby which would result in any liability of the Selling Shareholders.

                                   ARTICLE V
                            COVENANTS OF EACH PARTY
                            -----------------------

     Video Galaxy and VCI each covenant with the other for the period from the date hereof through the Effective Time as follows:

     5.1   Notification of Certain Matters.  From the date hereof through the
           -------------------------------
Effective Time, Video Galaxy and VCI shall each give prompt notice to the other of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Video Galaxy or its business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.2   Confidential Information.
           ------------------------

           (a) Preservation of Confidentiality.  In connection with the
              -------------------------------
negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the parties hereto acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its respective Representatives and Affiliates in connection with the transactions contemplated hereby. Each party agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the other parties. If, however, confidential information is disclosed, the disclosing party shall immediately notify the other parties in writing and take all reasonable steps required to prevent further disclosure.

          (b) Property Right in Confidential Information.  Until the Effective
              ------------------------------------------
Time or the Termination Date (as hereinafter defined), all confidential information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Video Galaxy shall return to VCI, and VCI shall return to Video Galaxy, all documents, work papers and other material (including all copies thereof) obtained from the other party in connection with the transactions contemplated hereby and will use all reasonable efforts, including, without limitation, instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. If VCI or any of its Affiliates is required by legal process or by operation of law to disclose any confidential information in anticipation of a possible acquisition of Video Galaxy by VCI or any such Affiliate, VCI shall provide Video Galaxy with prompt notice of such request to making such disclosure and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure. If any party is compelled by legal process to disclose any confidential information, such party shall provide the other parties with prompt written notice of such request and, without any need to obtain the consent of such other parties, shall be entitled to make such disclosure.

          (c) Termination of Agreement.  Subject to the requirements of law,
              ------------------------
each party hereto and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information from the other party to, hold in confidence all such non-public information until such time as such information is otherwise publicly available, and, if this Agreement is terminated and if so requested by another party, each party and its Affiliates shall, and shall use all reasonable efforts to cause their Representatives who obtain such information to, deliver to such other party all documents, work papers and other material (including copies of extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     5.3  Store Lease Assignments.  Video Galaxy and the Selling Shareholders
          -----------------------
shall take all reasonable action and execute and deliver all documents and instruments as may be necessary to obtain landlord waivers, third party consents and assignments with respect to Video Galaxy's video store leases in connection with the transactions contemplated by this Agreement. VCI shall reasonably cooperate with Video Galaxy and the Selling Shareholders in connection with their obtaining of such landlord waivers, third party consents and assignments.

     5.4  Notifications of Merger.  The parties hereto shall execute, deliver
          -----------------------
and file such notifications of merger and any other documents as may be required by any appropriate state authorities in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VI
                     ADDITIONAL COVENANTS OF VIDEO GALAXY
                     ------------------------------------

     6.1  Conduct of Business.  From the date hereof through the Effective Time
          -------------------
or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 10.1 (the "Termination Date"), except as contemplated or as may be required by this Agreement, or as consented to by VCI in writing, Video Galaxy shall diligently carry on its business and in the ordinary course only, and shall use its best efforts to preserve its present business organization intact and to keep available the services of its present officers, agents or employees (nothing herein implying an obligation of Video Galaxy to maintain or retain any specific officer, agent or employee), and preserve its present relationships with customers and other Persons having business dealings with it, and will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, from the date hereof through the Effective Time or the Termination Date, if any, Video Galaxy shall not, except as specifically contemplated by this Agreement:

          (a) change or amend its Certificate of Incorporation or Bylaws;

          (b) enter into, extend, modify, terminate or renew any (i) material Contract, except in the ordinary course of business, or (ii) Contract involving $10,000 or more;

          (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material assets, or any interests therein, and, without limiting the generality of the foregoing, Video Galaxy shall maintain and sell or rent inventory consistent with its past practices and in accordance with the provisions of this Agreement;

          (d) incur any obligations or liability for long-term indebtedness, or incur any other obligation or liability of $10,000 or more except in the ordinary course of business;

          (e) (i)   grant any bonus, severance or termination pay or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Video Galaxy Employee Plan or policy; provided, however, Video Galaxy may pay to the Selling Shareholders a year-end performance bonus consistent with Video Galaxy's past practices in an aggregate amount not exceeding $100,000;

              (ii) make any change in the key management structure of Video Galaxy, including, without limitation, the hiring of additional officers or the termination without cause of existing officers;

              (iii) adopt, enter into or amend any Video Galaxy Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (g) declare, set aside, make or pay any dividend or other distribution in respect of Video Galaxy's capital stock;

          (h) fail to expend funds for budgeted capital expenditures or commitments that have been disclosed to VCI;

          (i) willingly allow or permit any of Video Galaxy's insurance policies to be suspended, impaired or canceled;

          (j) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of business;

          (k) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

          (l) fail to maintain any assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Video Galaxy's past practice inoperable, worn-out or obsolete or destroyed assets;

          (m) make any loans or advances to any partnership, firm, corporation, officer, director or Affiliate, or, except for expenses incurred in the ordinary course of business, any individual who is not an officer, director or Affiliate;

          (n) make any material income tax election or settlement or compromise with tax authorities;

          (o) fail to comply in any material respect with all laws applicable to it;

          (p) intentionally do any other act which would cause any representation or warranty of Video Galaxy in this Agreement to be or become untrue in any material respect;

          (q) issue any shares of Video Galaxy capital stock or any options, warrants, subscription rights, rights of first refusal or any other rights or other securities convertible into, or exercisable or exchangeable for, Video Galaxy capital stock; or

          (r) enter into any agreement, arrangement or understanding or otherwise become obligated, to do any action prohibited hereunder.

     6.2  Public Statements and Press Releases.  Except as provided for
          ------------------------------------
hereinbelow, Video Galaxy, the Selling Shareholders and their Affiliates shall not, from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of VCI as to the content and time of release of such statement or announcement.

     6.3   No Solicitation.  Prior to the Effective Time (or the earlier
           ---------------
termination of this Agreement in accordance with its terms), neither Video Galaxy nor the Selling Shareholders nor any of their Affiliates or Representatives shall directly or indirectly solicit or initiate any discussions, offers or negotiations with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise encourage any effort or attempt by, any Person other than VCI, concerning any Alternative Transaction with respect to Video Galaxy. Video Galaxy and the Selling Shareholders shall promptly notify VCI if any proposal, offer, inquiry or other contact is received by Video Galaxy or any of the Selling Shareholders in respect of an Alternative Transaction, and shall indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep VCI informed on a current basis of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.4   Noncompetition Agreement.  At or prior to the Effective Time, James
           ------------------------
G. Howard, George M. Peloso and Kurt Peterson shall each have executed and delivered a noncompetition agreement in favor of VCI substantially in accordance with the form of noncompetition agreement attached hereto as Exhibit E (the "Noncompetition Agreement").

     6.5   Insurance.  From the date hereof through the Effective Time, Video
           ---------
Galaxy shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.23.

     6.6   Reporting and Compliance With Law.  From the date hereof through the
           ---------------------------------
Effective Time, Video Galaxy shall duly and timely file all tax returns required to be filed with governmental authorities and duly observe and conform to in all material respects all applicable laws and orders.

     6.7   Approval of Stockholders of Video Galaxy.  Video Galaxy shall take
           ----------------------------------------
all actions necessary, in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws, to obtain the approval of all of the outstanding shares of capital stock of Video Galaxy for this Agreement and the Certificate of Merger, the forgiveness by Video Galaxy of certain indebtedness of certain stockholders of Video Galaxy to Video Galaxy as disclosed in Schedule 3.9 hereto, and the transactions contemplated hereby and thereby, and Video Galaxy shall provide all of its stockholders with full disclosure of all terms of this Agreement, the forgiveness by Video Galaxy of such indebtedness and all transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, Video Galaxy and the Selling Shareholders shall, and shall cause all of the stockholders of Video Galaxy to, execute and deliver any and all documents that may be reasonably requested by VCI in order to comply with all applicable laws.

     6.8   Termination of Employee Benefit Plans and Employment Agreements Prior
           ---------------------------------------------------------------------
to Effective Time.  Video Galaxy agrees that its employee benefit plans,
-----------------
programs and arrangements (in addition to those for non-employee directors) (and if required by such plans, programs or arrangements, any agreements entered thereunder and awards and options granted thereunder) shall be terminated or amended, to the extent necessary or appropriate, to reflect the transactions contemplated by this Agreement. In addition, Video Galaxy shall terminate on or prior to the Effective Time, all employment agreements in which Video Galaxy is a party.

     6.9   Access to Information.  Video Galaxy and the Selling Shareholders
           ---------------------
shall afford VCI and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date (as hereinafter defined), to its personnel, facilities, contracts, commitments, books, computer software application systems, files and records and to furnish such financial and operating data and other information with respect to its business, assets and properties, and shall use its best efforts to cause its Representatives to furnish promptly to VCI and its Representatives such additional financial and operating data and other information as to its business and properties as the other or its duly authorized Representatives may from time to time reasonably request.

                                  ARTICLE VII
                          ADDITIONAL COVENANTS OF VCI
                          ---------------------------

     7.1   VCI Guaranties.  From the date hereof through the Effective Time,
           --------------
VCI shall use its best good faith efforts in cooperating with Video Galaxy and the Selling Shareholders to secure a release of the Selling Shareholders' guaranties under any and all of Video Galaxy's store leases, which best efforts shall include substitution of guaranties by VCI for that of the Selling Shareholders. In addition, after the Effective Time, VCI shall pay all of the assumed indebtedness (to the extent disclosed to VCI by Video Galaxy) as it becomes due and VCI agrees to warrant, defend, hold harmless and indemnify each of the Selling Shareholders from any losses, costs or damages (including reasonable attorney's fees) arising out of any claim against a Selling Shareholder under any assumed contract, debt, guaranty or indemnity agreement (to the extent previously disclosed to VCI by Video Galaxy), including but not limited to, guaranties of leases, and/or financial obligations which obligation is disclosed to VCI by Video Galaxy and is assumed by VCI and a claimed breach thereof which occurs on or after the Closing Date.

                                 ARTICLE VIII
                 CONDITIONS TO THE OBLIGATIONS OF VIDEO GALAXY
                 ---------------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     The obligations of Video Galaxy and the Selling Shareholders to consummate the transactions contemplated hereby are subject, in the discretion of Video Galaxy, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by Video Galaxy:

     8.1   Representations, Warranties and Covenants.  All representations and
           -----------------------------------------
warranties of VCI contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and VCI shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Effective Time.

     8.2   Approvals.  All Permits, waivers,  consents, approvals and
           ---------
authorizations from governmental authorities and other parties, necessary to consummate the transactions contemplated hereby shall have been obtained.

     8.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     8.4   No Material Adverse Change.  Since January 31, 1999, there shall not
           --------------------------
have occurred any material adverse change in the business, assets, financial or operating conditions or prospects of VCI taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, assets, financial or operating conditions or prospects of VCI, and VCI shall have delivered a certificate signed by a duly authorized officer to such effect.

     8.5   Due Diligence.  Video Galaxy and its counsel shall have completed
           -------------
and be satisfied with the results of their due diligence investigation of the business, assets, and financial and legal conditions of VCI.

     8.6   Board of Directors Approval.  The Board of Directors of Video
           ---------------------------
Galaxy shall have adopted and approved this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby.

     8.7   Release by Savings Bank of Manchester.  The Savings Bank of
           -------------------------------------
Manchester shall have released each of the Selling Shareholders from any personal obligations under the Commercial Promissory Note, dated July 29, 1998, made by Video Galaxy and each of the Selling Shareholders for the benefit of The Savings Bank of Manchester in the principal amount of $640,000.

                                  ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF VCI
                     ------------------------------------

     The obligations of VCI to consummate the transactions provided for hereby are subject, in the discretion of VCI, to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by VCI:

     9.1   Representations, Warranties and Covenants.  All representations and
           -----------------------------------------
warranties of Video Galaxy and the Selling Shareholders contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and Video Galaxy and the Selling Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Effective Time, and Video Galaxy shall have delivered a certificate signed by each of the Selling Shareholders to such effect.

     9.2   Approvals.  All Permits, waivers, consents, approvals and
           ---------
authorizations from governmental authorities and other parties, including certain creditors and principal stockholders of VCI, necessary to consummate the transactions contemplated hereby shall have been obtained.

     9.3   No Governmental Actions.  No governmental action or proceeding shall
           -----------------------
have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Merger.

     9.4   No Material Adverse Change.  Since December 31, 1997, there shall
           --------------------------
not have occurred any change in the business, assets, financial or operating conditions or prospects of Video Galaxy taken as a whole, except for changes contemplated hereby or changes which have not, individually or in the aggregate, resulted in a Material Adverse Change to the business, assets, financial or operating conditions or prospects of Video Galaxy, and Video Galaxy shall have delivered a certificate signed by a duly authorized officer to such effect.

     9.5   Limitation on Indebtedness and Liabilities.  In no event shall the
           -------------------------------------------
aggregate of all notes payable, loans payable, accounts payable and other indebtedness and liabilities of Video Galaxy immediately prior to the Effective Time exceed $4,633,000. The total indebtedness and liabilities of Video Galaxy immediately prior to the Effective Time and the assumption thereof by VCI shall be on terms acceptable to VCI, such acceptance to not be unreasonably withheld.

     9.6   Financial Statements.  Video Galaxy shall have obtained and delivered
           --------------------
to VCI financial statements of Video Galaxy consisting of balance sheets as of September 30, 1997 and 1998, and statements of operations for the years ended September 30, 1997 and 1998. Such financial statements shall show a financial condition and results of operations of Video Galaxy that are satisfactory to VCI.

     9.7   Cash Flow of Video Galaxy.  The aggregate operating cash flow
           -------------------------
excluding corporate overhead (i.e., earnings before interest, taxes,
                              ----
depreciation and amortization, but after all inventory purchases) of Video Galaxy's video stores during the twelve month period ending on the month prior to the month in which the Closing shall take place shall be equal to or exceed $1,800,000, and Video Galaxy shall have delivered a certificate signed by a duly authorized officer to such effect.

     9.8   Inventory.  Notwithstanding any other provision in this Agreement,
           ---------
Video Galaxy's rental and sale inventory of pre-recorded videocassettes at the Closing shall not be less than 99,500 units.

     9.9   Due Diligence.  VCI and its counsel shall have completed and be
           -------------
satisfied with the results of their due diligence investigation of the business, assets, and financial and legal conditions of Video Galaxy.

     9.10  Board of Directors Approval.  The Board of Directors of VCI shall
           ---------------------------
have adopted and approved this Agreement and the Certificate of Merger, and the transactions contemplated hereby and thereby.

     9.11  Video Galaxy Video Stores.  Video Galaxy shall own and operate not
           -------------------------
less than 15 retail video stores immediately prior to the Effective Time.

     9.12  Store Lease Assignments.  For any video stores held by Video Galaxy,
           -----------------------
VCI shall have received from Video Galaxy copies of all landlord waivers and third party consents that VCI deems necessary to the assignment to VCI or the change of control of Video Galaxy pursuant to the Merger. Other than such consents, there shall not be any other change of control or similar provisions in any Contracts of Video Galaxy which would give rise to adverse consequences or prevent the assignment to VCI of any store leases held by Video Galaxy.

     9.13  Selling Shareholder Approval.  This Agreement, the Certificate of
           ----------------------------
Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the vote or consent of all of the outstanding shares of capital stock of Video Galaxy and an officer's certificate as to such approval shall be delivered by Video Galaxy to VCI.

     9.14  Delivery of Stock Certificates.  Stock certificates representing all
           ------------------------------
of the issued and outstanding capital stock of Video Galaxy shall have been delivered to VCI.

     9.15  Termination of Employment Agreements.  On or prior to the Effective
           ------------------------------------
Time, all employment agreements in which Video Galaxy is a party shall have been terminated.

     9.16  Conversion of Indebtedness Owed to Mortco, Inc.  On the Effective
           ----------------------------------------------
Time, Mortco, Inc. shall have converted certain indebtedness of Video Galaxy to Mortco, Inc. in the amount of $2,000,000 in exchange for 2,000 shares of VCI Series D Convertible Redeemable Preferred Stock, with a stated value of $1,000 per share and having a conversion price of $3.00 per share, and warrants to purchase 500,000 shares of VCI Common Stock at an exercise price of $3.00 per share, as more fully set forth in the Debt Conversion Agreement, dated as of March 30, 1999.

                                   ARTICLE X
          TERMINATION, AMENDMENTS, WAIVERS AND POST-CLOSING COVENANTS
          -----------------------------------------------------------

     10.1  Termination.
           -----------

           (a)  Termination.  Notwithstanding any prior approval by the
                -----------
stockholders of Video Galaxy, this Agreement and the Merger and other transactions contemplated hereby may be terminated at any time prior to the Effective Time:

                (1) By mutual written consent of Video Galaxy and VCI;

                (2) By either Video Galaxy or VCI, if the Closing shall not have occurred on or before April 15, 1999 unless such date is extended by the mutual agreement of the parties; provided however, that this provision shall not be available to Video Galaxy if VCI has the right to terminate this Agreement under clause (4) of this Section 10.1(a), and this provision shall not be available to VCI if Video Galaxy has the right to terminate this Agreement under clause (3) of this Section 10.1(a);

                (3) By Video Galaxy, if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by VCI pursuant to the terms of this Agreement or an occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied at or prior to the Effective Time; or

                (4) By VCI, if there is a breach of any representation or warranty set forth in Article III hereof or of any covenant or agreement to be complied with or performed by Video Galaxy or the Selling Shareholders pursuant to the terms of this Agreement or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied at or prior to the Effective Time.

           (b)  Effect of Termination.  In the event of termination of this
                ---------------------
Agreement as provided in Section 10.1, this Agreement shall forthwith become void and no party hereto shall have any liability or further obligation to any other party hereto under or by reason of this Agreement or the transactions contemplated hereby, except for any willful breach of this Agreement occurring prior to or as a result of termination of this Agreement, and except that:

                (1) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                (2) The provisions of Sections 5.2 and 12.5 shall continue in full force and effect.

The foregoing provisions shall not limit or restrict the availability of injunctive relief to the extent that such relief would otherwise be available to a party hereunder.

     10.2  Amendments.  This Agreement may not be amended except by action of
           ----------
each
of the parties hereto set forth in an instrument in writing signed by or on behalf of each of the parties hereto.

     10.3  Waivers.  At any time prior to the Effective Time, any party hereto
           -------
may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.4  Office Lease.  Effective as of the Effective Time, the real property
           ------------
lease entered into by Video Galaxy with K & G Enterprises, as lessor, with respect to the Video Galaxy office located at 101 West Street, Rockville, Connecticut 06066 shall be terminated, and Video Galaxy shall enter into a month-to-month lease with K & G Enterprises, providing for rental payments at a rate of $2,500 per month and having such other terms and conditions that shall be mutually satisfactory to such parties.

     10.5  Contracts.  From and after the Effective Time, VCI shall cause all of
           ---------
the contracts, payables or notes of Video Galaxy, which have been disclosed to VCI by Video Galaxy, to be paid by Video Galaxy as they become due, including but not limited to, all obligations and liabilities of Video Galaxy to Rentrak Corporation and/or Mortco, Inc. as more fully set forth in the Assumption Agreement, dated as of March 30, 1999, subject to VCI's right to dispute the validity and amount of any liability in good faith.

     10.6  Certain Tax Liabilities and Filings.  The parties hereto understand
           -----------------------------------
that Video Galaxy will be required to file a federal corporate income tax return covering the period from the commencement of its current taxable year through and including the day immediately before the Closing Date. The Selling Shareholders (on behalf of themselves and the other stockholders of Video Galaxy) hereby acknowledge and agree that all tax liabilities of Video Galaxy applicable to such period and to any prior periods (collectively, "Prepurchase Tax Liabilities") shall be the responsibility of the Selling Shareholders, and that the Selling Shareholders (on behalf of themselves and the other stockholders of Video Galaxy) shall, jointly and severally, indemnify and hold harmless VCI, Video Galaxy and their affiliates from Prepurchase Tax Liabilities. James G. Howard agrees to timely file all tax returns, and pay all taxes, penalties and interest, required of Video Galaxy which are applicable to any such periods and agrees to bear all costs and expenses of preparing and filing such tax returns. VCI and Video Galaxy hereby appoint and confer full authority upon James G. Howard to prepare, execute, and file all tax returns required of Video Galaxy that are applicable to such periods. VCI shall indemnify and hold harmless the Selling Shareholders from all tax liabilities of Video Galaxy applicable to all periods on and after the Closing Date.

                                  ARTICLE XI
                           INDEMNIFICATION; SURVIVAL
                           -------------------------

     11.1  Survival of Representations, Etc.  The representations, warranties,
           --------------------------------
covenants and agreements of Video Galaxy, each Selling Shareholder and VCI contained herein and the indemnification by the Selling Shareholders under
Section 11.2 with respect thereto, and the indemnification by VCI under Section
11.3 with respect thereto, shall survive the Effective Time for two years; provided, however, that the representations and warranties of Video Galaxy in
Section 3.19 and the related indemnification by the Selling Shareholders with respect thereto shall survive until the applicable statutes of limitations have expired, and those contained in Section 3.5 and the related indemnification by the Selling Shareholders with respect thereto shall survive without any limitation in time. For purposes of this Article XI, "representations" and "warranties" of Video Galaxy and each Selling Shareholder shall mean collectively those representations and warranties of Video Galaxy and each Selling Shareholder set forth in Article III and the Disclosure Schedules referenced therein and "representations" and "warranties" of VCI shall mean collectively those representations and warranties of VCI set forth in Article IV and the Disclosure Schedules referenced therein.

     11.2  Indemnification by Video Galaxy and the Selling Shareholders.
           ------------------------------------------------------------
Subject to, and in the manner described in, this Article XI, Video Galaxy and each Selling Shareholder, jointly and severally, shall indemnify and hold harmless VCI and its Representatives and Affiliates (the "VCI Indemnified Parties") to the fullest extent lawful, for the respective periods of time specified in Section 11.1, from and against any and all losses, damages, diminution in value, claims, liabilities, actions and expenses (including, without limitation, costs of investigating, preparing or defending any such claim or action, costs of settlement, judgments, and reasonable legal fees and expenses), net of any amounts actually received under any insurance policy as a result of such loss, damage, diminution in value, claim, liability, action, or expense (collectively "Losses") arising out of or in connection with the breach of any representation, warranty, covenant or agreement of Video Galaxy or any Selling Shareholder contained in this Agreement. The term "Losses" as used in this Section 11.2 is not limited to matters asserted by third parties against a VCI Indemnified Party, but includes Losses incurred or sustained by a VCI Indemnified Party in the absence of third party claims. Notwithstanding the foregoing, with respect to any Losses arising out of or in connection with the breach of any representation, warranty, covenant or agreement of Video Galaxy or any Selling Shareholder contained in this Agreement, each Selling Shareholder shall indemnify and hold harmless any VCI Indemnified Party only to the extent of the percentage of such Losses equal to the percentage of Video Galaxy's outstanding voting common stock (excluding for this purposes the non-voting common stock) held by such Selling Shareholder as of the date hereof.

     11.3  Indemnification by VCI.  Subject to, and in the manner described in,
           ----------------------
this Article XI, for a period of two years from the Effective Time, VCI shall indemnify and hold harmless Video Galaxy and the Selling Shareholders and their respective Representatives and Affiliates (the "Video Galaxy Indemnified Parties") to the fullest extent lawful, from and against any and all Losses arising out of or in connection with the breach of any representation, warranty, covenant or agreement of VCI. The term "Losses" (as defined in Section 11.2 hereof) as used in this Section 11.3 is not limited to matters asserted by third parties against a Video Galaxy Indemnified Party, but includes Losses incurred or sustained by a Video Galaxy Indemnified Party in the absence of third party claims.

     11.4  Basket and Cap.  VCI shall be indemnified by Video Galaxy and the
           --------------
Selling Shareholders, and Video Galaxy and the Selling Shareholders shall be indemnified by VCI, in each case to the extent that the aggregate of all Losses, determined without regard to whether any Loss was material or not, exceeds $25,000 ("Basket Amount"), provided that in no circumstance shall the aggregate liability of Video Galaxy, the Selling Shareholders or VCI exceed $5,000,000. Notwithstanding the foregoing, there shall be no Basket Amount applicable to any Loss resulting from a breach of representations and warranties in Sections 3.5 or 3.19 or from a failure to make any adjustment or pay any amount payable under
Article II.

     11.5  Indemnification Procedure.
           -------------------------

           (a) If a third party asserts a claim against any indemnified party for which indemnification would be available under this Article XI (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party. If the amount of the Claim exceeds, or the aggregate amount of Losses incurred prior to such date have exceeded, the Basket Amount, the indemnifying party shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party reasonably determines in good faith that its interests with respect to such Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to assume control of the defense of such Claim and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. In addition, in the event that such indemnifying party, within a reasonable time after notice that any such Claim or the total Losses incurred exceeds the Basket Amount, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim to the extent entitled thereto. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith; (ii) no settlement of such Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld; and (iii) no part of any Claim shall be paid without such consent or unless a final judgment from which no appeal may be taken is entered on such Claim against the indemnified party. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

          (b) In the absence of a third party Claim, if any party shall have a claim that another is liable for Losses, the party seeking indemnification shall provide notice within

90 days of the discovery of the Loss of the nature and extent thereof, and the other party shall repay such Losses within 90 days thereafter to the extent the Losses exceed the Basket Amount, or shall inform the party seeking indemnification that it is denying in good faith all or a portion of such Claim. If the party seeking indemnification disputes the denial of such Claim, it may thereupon proceed to enforce its rights under this Agreement.

                                  ARTICLE XII
                              GENERAL PROVISIONS
                              ------------------

     12.1  Assignment.  Neither this Agreement nor any of the rights or
           ----------
obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, the representations and warranties of Video Galaxy and the Selling Shareholders set forth in Article III of this Agreement may be assigned by VCI to VCI's lender, including BankBoston Retail Finance Inc., in connection with the financing of the transactions contemplated by this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     12.2  Notices.  All notices, requests, demands and other communications
           -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FED EX); and upon
                                                  ----
receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to Video Galaxy or the Selling Shareholders, addressed to:

           James G. Howard
           Video Galaxy, Inc.
           101 West Street
           Rockville, Connecticut 06066
           Facsimile:  (860) 872-0312

     With a copy to:

           John Moncure, Esq.
           Moncure & Barnicle, P.A.
           Fort Andross
           14 Maine Street
           Brunswick, Maine 04011
           Facsimile:  (207) 729-7790

     If to VCI, addressed to:

           Robert Y. Lee
           Video City, Inc.
           370 Amapola Avenue, Suite 208
           Torrance, California 90501
           Facsimile: (310) 533-3901

     With a copy to:

           William J. Feis, Esq.
           Troy & Gould Professional Corporation
           1801 Century Park East, 16th Floor
           Los Angeles, California 90067-2367
           Facsimile: (310) 201-4746

or to such other place and with such other copies as each party hereto may designate as to itself by written notice to the other parties hereto.

     12.3  Choice of Law.  This Agreement shall be governed by and construed
           -------------
in accordance with the laws of the State of California without reference to choice of law provisions.

     12.4  Multiple Counterparts.  This Agreement may be executed in one or
           ---------------------
more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any or all signatures required pursuant to this Agreement may be a facsimile.

     12.5  Expenses.  Each party hereto shall pay its own legal, accounting,
           --------
out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     12.6  Invalidity.  In the event that any one or more of the provisions
           ----------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.7  Titles.  The titles, captions or headings of the Articles and
           ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.8  Cumulative Remedies.  All rights and remedies of either party hereto
           -------------------
are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     12.9  Entire Agreement.  This Agreement, together with all exhibits and
           ----------------
schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the letter of intent, dated September 16, 1998, and the Agreement of Merger and Plan of Reorganization, dated as November 3, 1998, and all other prior letters entered into by the parties. The parties agree that the Agreement of Merger and Plan of Reorganization, dated as November 3, 1998, is hereby terminated and shall be null and void effective as of the date hereof.

     12.10 Attorneys' Fees.  In the event of any legal action or proceeding to
           ---------------
enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     12.11 Waiver of Right to Trial by Jury.  Each party to this Agreement
           --------------------------------
hereby waives its rights to a trial by jury.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                             VIDEO CITY, INC.



                             By: /S/ Robert Y. Lee
                                 -------------------------
                                 Robert Y. Lee,
                                 Chief Executive Officer

                             VIDEO GALAXY, INC.



                             By: /S/ James G. Howard
                                 -------------------------
                                 James G. Howard
                                 President

                             JAMES G. HOWARD:


                             /S/ James G. Howard
                             -----------------------------
                             James G. Howard

                             GEORGE M. PELOSO:


                             /S/ George M. Peloso
                             ----------------------
                             George M. Peloso


                             KURT PETERSON:


                             /S/ Kurt Peterson
                             ----------------------
                             Kurt Peterson